EXHIBIT 10.1

FIRST AMENDMENT TO THE

2010 AMENDED AND RESTATED HOOKER FURNITURE CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PLAN

Hooker Furniture Corporation (the “Company”) maintains the 2010 Amended and Restated Hooker Furniture Corporation Supplemental Retirement Income Plan (the “Plan”) for the purpose of assisting the Company in attracting and retaining those employees whose judgement, abilities and experience will contribute to the Company’s continued progress. Pursuant to Plan Section 6.1, which authorizes the Board to amend the Plan in whole or in part, from time to time, the Plan is hereby amended as follows:

1.	Section 1.13 is amended by adding the following to the end thereof:

In the case of the Company’s Chairman and Chief Executive Officer, Paul B. Toms, Jr., contingent on Mr. Toms fulfilling his commitment to delay his retirement until a future retirement date mutually agreed on by Mr. Toms and the Board, Final Average Monthly Earnings shall be frozen at current levels and shall be computed as if his termination of employment with the Company occurred on February 2, 2020.

2.	In all respects not amended, the Plan is ratified and confirmed.

IN WITNESS WHEREOF, this instrument has been executed this 12th day of November 2019.

HOOKER FURNITURE CORPORATION

By: Paul Huckfeldt__________________

Title: Chief Financial Officer and Senior Vice-President Finance